Exhibit 10.11

PARTICIPATION AGREEMENT

This Participation Agreement (hereinafter “Agreement”) is made and entered into effective  September 30, 2013, by and between PetroShare Corp., hereinafter referred to as “PetroShare”, and U.S. Energy Development Co. (“Participant”).

RECITALS:

A. PetroShare has acquired certain oil and gas leases described on Exhibit “A”, attached hereto (“Existing Leases”).

B. Participant wishes to participate with PetroShare in the drilling and development of the Leases pursuant to the provisions of this Agreement.

Now therefore, the parties hereto, for the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby contract and agree as follows:

I.  DEFINITIONS

1.	Effective Date: The Effective Date is September 30, 2013.

2.	Existing Leases: The oil and gas leases on Exhibit “A”, attached hereto, which include the acreage required for the drilling of the obligation well.

3
Obligation Wells: The wells will be drilled from a common well pad and will be the Kowach #3-25 well, located in NESW Section 25, T6N R90W, a vertical well bore and the Voloshin #3-25 well, located in NESW Section 25, T6N R90W; directional well bore to test the Niobrara formation at approximately, 7850 feet TVD.

4	Operator: PetroShare Corp.

5.	Operating Agreement: A joint operating agreement in the form attached hereto as Exhibit “B”.

6.	Participant Interest: A Working Interest in the Leases and Obligation Wells of 25.0%, having a net revenue interest of not less than 19.55%.

7.	Working Interest: The cost bearing interest created by oil and gas leases. Working Interest may also refer to the share of ownership attributable to an unleased mineral interest.

8.	Net Revenue Interest: The share of the gross production proceeds.

9.
Project Area: Shall be any area(s) within the AMI in which there is ongoing operations including but not limited to; leasing, drilling and completion operations, seismic operations, active producing wells.

10.	Area of Mutual Interest: The Area of Mutual Interest shall consist of the area shown on Exhibit “D” hereto an additional one mile surrounding the outer boundaries of the depicted area,

II. PROSPECT FEE

A. Payment of Prospect Fee. Participant shall pay an aggregate prospect fee to PetroShare upon the execution of this Agreement equal to the sum of $187,500 [$7,500 per each percentage point of Participant’s Interest] (“Prospect Fee”).

III. DRILLING AND DEVELOPMENT.

A. Obligation Wells. Participant agrees to pay for its Participant Interest share of the drilling, completion and equipping, or the plugging and abandonment, of the Obligation Wells. PetroShare shall use its commercially reasonable efforts to commence the drilling of the first Obligation Well by October 15, 2013.

B. Interests Earned.    Upon Participant paying the Prospect Fee, together with its share of the costs for the drilling, completion and equipping, or the plugging and abandonment of an Obligation Well, Participant shall be assigned an undivided interest in and to the Existing Leases equal to Participant’s Interest of PetroShare’s interest in the Existing Leases as to the unit for such Obligation Well, and as to all depths. All assignments will be subject to all royalties, overriding royalties, production payments, net profits interests and similar burdens existing as of the date hereof. Upon Participant paying the Prospect Fee and its share of the costs for the drilling, completion and equipping, or the plugging and abandonment of the Obligation Wells, Participant shall also be assigned an undivided interest in the Existing Leases that are not included in the units for the Obligation Wells.

C. Subsequent Drilling and Development Operations. After drilling and completion of the Obligation Wells, all subsequent wells (“Subsequent Wells”) and subsequent operations with respect to the Obligation Wells shall be proposed in accordance with the Operating Agreement and the provisions of this Agreement with Participant being responsible for its  Participant Interest, subject to any elections to not participate in the Operating Agreement.

IV.  OPERATIONS WITHIN PROJECT AREA

A. Operating Agreement. All operations within the Project Area shall be conducted pursuant to the joint operating agreement attached hereto as Exhibit “B” (“Operating Agreement”), reference to which is hereby made for all purposes, except as expressly modified by the terms hereof. PetroShare Corp., shall be designated as Operator subject to the resignation and removal provisions of the Operating Agreement. In the event of a conflict between this Agreement and the Operating Agreement, this Agreement shall control.

B. Cash Advances. Notwithstanding anything in the Operating Agreement to  the contrary, PetroShare shall have the right to require cash advances from Participant with respect to the proposed drilling and completion of one or more Obligation Wells. Such request shall be in the form of one or more Authorities for Expenditure (“AFEs”) and payment shall be due within 20 days following receipt of the AFEs. Provided however that such AFE’s shall not be issued by PetroShare more than 30 days in advance of the confirmed spud date (i.e. drilling commencement date) of the applicable Obligation Well(s).

V.  AMI

A. Acquisition of AMI Leases. The Parties hereby establish an area  of  mutual interests (“AMI”), as described on Exhibit D, attached hereto. The term of AMI shall be for a period two (2) years from the Effective Date and as long as long thereafter as any well drilled pursuant to this Agreement is producing oil or natural gas in paying quantities (“AMI Term”). During the AMI Term, if either Party acquires any Leases within the AMI (“AMI Leases”), the other Party shall have the right to acquire its share of such AMI Leases in accordance with the terms and conditions hereof. The following provisions shall apply to the AMI and leases acquired in the AMI (“AMI Leases”):

1.	Either Party to Acquire. Either Party shall have the right to lease or otherwise acquire AMI Leases within the AMI. AMI Leases shall be subject to the AMI provisions below.

2.
Notification Upon Acquiring Oil and Gas Rights. The party acquiring an AMI Lease (“Acquiring Party”), shall notify the other party (“Non-Acquiring Party”) in writing within 30 days of such acquisition. Such notice shall include a full description of the AMI Lease so acquired, a copy of the instrument by which such rights were acquired together with, all documentation relevant thereto, meaning, copies of the leases, abstracts, title memos, assignments, subleases, farm outs or other contracts affecting the AMI Lease; and the AMI Acquisition Cost as defined below, including an itemized statement thereof.

3.
Option to Participate. Within 15 days after receipt of the notice and information referred to in paragraph A.3., the Non-Acquiring Party may elect to acquire its share in the AMI Leases so acquired by notifying the Acquiring Party of such election in writing. The shares of the parties shall be:

Participant:     25%
PetroShare:     75%

Promptly after the acceptance of the offered AMI Lease, the Acquiring Party shall invoice the Non-Acquiring Party for Non-Acquiring Party’s Share of the AMI Acquisition Costs. The Non-Acquiring Party shall promptly reimburse Acquiring Party for the Non-Acquiring Party’s share of the AMI Acquisition Costs, as reflected by the invoice. Upon receipt of such reimbursement, (which may be required by Non-Acquiring Party to occur at a closing where Acquiring Party shall simultaneously convey title to such Non-Acquiring Party) Acquiring Party shall execute and deliver an executed Assignment to Non-Acquiring Party. If Acquiring Party does not receive the amount due from the Non-Acquiring Party within thirty (30) days after the receipt by such Non-Acquiring Party of the invoice for its costs, at Acquiring Party’s option, such failure shall constitute a withdrawal by Non-Acquiring Party of its former election to acquire the interest, and Non-Acquiring Party shall no longer have the right to acquire an interest in the offered AMI Lease. If Acquiring Party does not elect to treat such nonpayment as a withdrawal of the election to participate in the acquisition, Non- Acquiring Party shall remain liable for payment. A delay in payment by Non- Acquiring Party shall not affect Non-Acquiring Party’s election to acquire the interest unless Acquiring Party gives the notice described in the foregoing sentence.

5.
Failure to Respond. If Acquiring Party shall not have received notice of the election of Non-Acquiring Party to acquire its proportionate interest within the fifteen (15) day period pursuant to the terms of this Agreement, pursuant to Paragraph A.4, such failure to respond shall be deemed conclusively to be an election by Non-Acquiring Party to not acquire its interest in the AMI Lease. If the Non-Acquiring Party elects not to participate in the AMI Leases, the Acquiring Party may retain such AMI Leases free and clear of all of the terms of this Agreement, the AMI and any operating agreements among the Parties.

6.
Responsive Notices. Responsive notices required hereunder, including, but not limited to elections to participate in an acquisition, may be given by verbally by phone or in person, or E-mail but to be effective must be followed by written notice delivered by mail, courier, personally, E-mail or by facsimile within 24 hours of the delivery of the verbal notice.

7.	Definition of Certain Terms. For the purpose of this Agreement, the following terms shall have the meanings hereinafter set forth:

.“AMI Acquisition Cost or Costs” shall include all Lease Costs and all other expenditures related to the acquisition of an AMI Lease which would be treated as a direct cost under Section II of the Accounting Procedure attached to the Operating Agreement, including expenditures for contract brokers, abstracts, and outside attorneys and, in the case of options and contractual rights shall include an assumption by the Non-Acquiring Party of its proportionate share of all burdens imposed on Acquiring Party by the related contract, but shall not include any charges for Acquiring Party’s own personnel or which would be treated as “indirect costs” under Section III of said Accounting Procedure.

8. In the event a 3rd party acquires an interest in any leases or mineral rights within the existing AMI, PetroShare and Participant agree to enter in a new AMI Agreement with the 3rd party with comparable terms to this existing AMI. Each Party agrees to require any assignee who acquires such an interest from them to join in the new AMI Agreement.

9. Participant will have the right on an ongoing basis, to participate for its proportionate share as set out in Paragraph 3 herein, in the acquisition or construction of any gathering, processing, or plant facilities that may be necessary or convenient for the production or transmission of any gas produced under the terms of this Agreement and the associated AMI, in which Participant has an interest.

VI.  PROPORTIONATE REDUCTION

A. Proportionate Reduction Clause: If an oil and gas lease or other Mineral Interest covers less than the entire mineral fee estate, or if a party’s interest in the applicable lease or Mineral Interest is less than a 100% ownership interest, any interest conveyed or reserved pursuant to this Agreement is intended to be proportionately reduced to accord to (i) the proportion of mineral interest covered by the relevant oil and gas lease or other Mineral Interest, and (ii) the proportion of ownership held by the conveying party, in the case of a conveyance, or the burdened party, in the case of a reservation of interest. However, such  proportionate reduction shall not reduce Participant’s Working Interest or Net Revenue Interest in the Existing Leases as a whole.

VII. CONFIDENTIALITY

A.      Confidentiality.  The parties acknowledge that the information that is the subject matter of this Agreement (including but not limited to all well information acquired by operations conducted under the Operating Agreement) is sensitive and confidential proprietary information belonging to the parties.  Each party, for itself and its Affiliates, agrees not to release or disclose or otherwise make the information available to or to furnish any of said information to any third party without (i) obtaining the agreement of the third party to maintain such information confidential and to not use such information other than in connection with investing in or participating with or purchasing interests from the disclosing party, or (ii) first obtaining the express written consent of the other party. Any such release or disclosure if approved shall be conditioned upon the third party expressly agreeing to all terms herein and becoming a party to and subject to a Confidentiality Agreement. Nothing contained above shall restrict or impair any party’s right to use or disclose any of the information which is: (1) at the time of disclosure available to the public through no act or omission of that party; (2) can be shown was lawfully in that party’s possession prior to the time of this Agreement; or (3) is independently made available to that party by a third party who is independently entitled to disclose such information and that party shows that the right of such third party to disclosure existed prior to the date of this Agreement. Also, nothing contained above shall restrict Participant from providing production results to its investors or lending institutions for the purposes of financing.

B. Public Disclosure. Subject to the exceptions set forth below, and unless otherwise agreed upon by the parties, prior to substantial leasing completion in the AMI as contemplated by this Agreement, the parties intend to keep material information concerning the entering into of this Agreement and the location of the Project Area confidential to the extent any disclosure thereof could impair the leasing activities of the parties. Notwithstanding such intent, either party may make any public disclosure to the extent that, upon advice of such party’s counsel, such disclosure is advisable to comply with United States or state securities laws, rules or regulations. Any proposed press release or other disclosure, shall be provided to the other party in advance on a confidential basis for its information and comment.

VIII. TAX ELECTION

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto except as provided herein. Each party hereby affected elects to be excluded from the application of all  the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1986 and all amendments thereto.

IX. PAYMENT OF DELAY RENTALS AND LEASE EXTENSIONS

Operator shall be responsible for making any payment of delay rentals, shut in royalties and minimum royalty payments on the Leases. Participant shall bear and pay its share of such payments. Participant shall be billed and shall pay for said costs in the manner set forth for the billing and paying of direct costs in the COPAS accounting procedures attached to the form of Operating Agreement. Operator shall not be liable to Participant for any loss resulting from a good faith effort to properly do so.

X.  NO JOINT LIABILITY

The rights, duties, obligations and liabilities of the parties hereto shall be several and not joint or collective. Each party hereto shall be responsible only for its obligations as herein set out and shall be liable only for its share of the cost and expense as herein provided; it being the express purpose and intention of the parties that their interest in this Agreement and the rights and property acquired in connection herewith shall be held by them as tenants in common. Except for the tax election which the parties may have made, it is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership.

XI.  ASSIGNMENTS OF LEASES

Any assignment of any interest pursuant to this Agreement by and between the parties hereto shall be made with a special warranty of title by through and under the assignor, but not otherwise and on the form attached hereto as Exhibit “C” which shall be for recording in the official records of the county in which the Lease lies. Where applicable, separate assignments of operating rights shall likewise be made on such State and Federal forms as required by rule or regulation. Any assignment hereafter executed shall specifically refer to, and be made subject to, the terms and conditions hereof, and shall convey a working interest equal to the Participant Interest.

XII. FORCE MAJEURE

Should any party be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, failure or delay in obtaining any necessary permits, labor disputes, war, the inability to secure qualified labor, geoscience data, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment and drilling rig(s) at prevailing market rates, drilling tools, materials or transportation, or any other cause not enumerated herein but which is beyond the normal control of the party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention or hindrance, provided the affected party promptly notifies the other party of such force majeure circumstances and exercises all reasonable diligence to remove the cause of force majeure.

XIII. EXHIBITS
The following exhibits are attached to this Agreement:
Exhibit “A” – Leases
Exhibit “B” – Form of Joint Operating Agreement
Exhibit “C” – Form of Assignment
Exhibit “D” – AMI

If the terms of any of these Exhibits conflict with the terms of this Agreement, this Agreement shall control.

XIV. MISCELLANEOUS

A.     Assignment: Participant may assign its interest under this Agreement provided that Participant remains liable for or guarantees the performance of its assignee and provided Participant gives PetroShare appropriate documentation evidencing such assignment.

B.      Governing Law:  This Agreement and other instruments executed in accordance with it, except for assignments of lands, or the execution hereof shall be governed by and interpreted according to the laws of the State of Colorado. Forum and venue shall be exclusively in Denver, Colorado. As to assignments of lands, they shall be governed by the laws of the State wherein they lie.

C.  Entire Agreement: This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of the Agreement shall be binding unless executed in writing by the parties hereto.

D.  Waiver: No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

E.  Captions; Definition of “Including”: The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term “including” or “includes”, as used herein, shall mean “including, without limitation,” and “includes, without limitation”.

F.  Binding: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

G.  Notices: Any notice hereunder shall be given in writing by mail, courier, personally, E- mail or by facsimile and shall be effective when delivered to the party intended to be notified. The contact information for each party is as follows:

If to PetroShare:

PetroShare Corp.
7200 So. Alton Way, Ste B220

Centennial, CO 80112
Attn: Frederick J. Witsell
(303) 500-1168 Office
(303) 770-6885 fax
(303) 881-2157 cell
fwitsell@petrosharecorp.com

If to Participant:

U.S. Energy Development Corporation
2350 North Forest Road
Getzville, NY 14068
Attn: Douglas K. Walch
(716) 636-0401 ext. 310 Office
(716) 636-0418 fax
hmelcher@usedc.com

Any party may change their foregoing contact information by notice to the other party.

H.      Expenses: Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and accountants).

I.   Execution: This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed party, its successors and assigns.

J.  Severability: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to either party.

K.  Arbitration: Any dispute arising under this Agreement (“Arbitrable Dispute”) shall be referred to and resolved by binding arbitration in Denver, Colorado, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party (“Claimant”) giving written notice to the other party (“Respondent”) and to the Denver Regional Office of the American Arbitration Association (“AAA”), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

L.  Further Assurances: During the time in which this Agreement is in effect, the parties shall, at any time and from time to time, and without further consideration, execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and contract, and to take such other actions as either party may reasonably may request effect the intent of this Agreement.

M.  Not to be Construed Against Drafter: The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, that they have participated equally in the drafting hereof and that they have had adequate time to submit same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

N.  Laws and Regulations: Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

O.  Third-Party Beneficiaries: This Agreement is not intended to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

P.  Investment Representations: Participant understands that the interests evidenced by this Agreement have not been registered under the Securities Act of 1933, the Colorado Securities Act or any other state securities laws (the “Securities Acts”).

IN WITNESS WHEREOF, this Agreement is executed effective as of the date hereinabove provided.

Parties:

PETROSHARE CORP		U.S. ENERGY DEVELOPMENT CO.:
By:	/s/ Stephen J. Foley	By:	/s/ Douglas K. Walch
Name:	Stephen J. Foley	Name:	Douglas K. Walch
Title.	CEO	Title:	President

EXHIBIT A

Buck Peak Participation Agreement Leases dated September 30, 2013

BUCK PEAK LEASES AND EXPIRATION DATES
LESSOR NAME AND ADDRESS	DESCRIPTION	DATE AND TERM	GROSS ACRES	NET ACRES	NET REVENUE INTEREST	RECORDING
					to be delivered 8/8ths
West Half of Section 25

Jim F. Kowach	T6N-R90W, 6th P.M. Sec 25: W/2	10/31/2008 - 2014 6 years	335.54	167.77	78.5000%	20104936

Barbara Wilaby	T6N-R90W, 6th P.M. Sec 25: W/2	10/31/2011 - 2014 3 years	335.54	167.77	78.5000%	20103288
Sub Total - Kowach / Wilaby	W/2 Section 25, T6N R90W	100.00%	335.54	335.54	78.5000%

East Half of Section 25
Mark A Voloshin, PO Box 981, Craig, CO 81626	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	5/12/2011- 2016 Five (5) Years	335.61	52.83	78.5000%	20103153

Betty Arnone, 1713 South Vancouver Ct, Lakewood, CO 80228	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1,2,7,8,9,10,15 & 16	5/12/2011- 2016 Five (5) Years	335.61	26.41	78.5000%	20102832

Helen McKee, 10436 Jacob Place, Littleton, CO 80125-8932	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9, 10, 15 & 16	5/12/2011- 2016 Five (5) Years	335.61	26.41	78.5000%	20102839

Gary R Semro and Robert W. Semro, 6522 Trailhead Rd, Highlands Ranch, CO 80130	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9, 10, 15 & 16	5/12/2011- 2016 Five (5) Years	335.61	26.41	78.5000%	20102847

Sharon Fitzgerald (Hebenstreit), 337 Coronado Drive, Sedalia, CO 80135	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	5/12/2011- 2016 Five (5) Years	335.61	26.41	78.5000%	20103140

Brad Ocker (Eugena Grace Voloshin), 9591 County Rd 33, Craig, CO 81625	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	5/12/2011- 2016 Five (5) Years	335.61	8.55	78.5000%	20102856
Sub Total - Semro / Voloshin	E/2 Section 25, T6N R90W	49.7661%	335.61	167.02	78.5000%

BCK LLC Charles S Keith	T6N-R90W, 6th P.M. A ssessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	41.43	77.5000%	20111728

Strontia springs Resources, LLC James Keith	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	41.43	77.5000%	20111730

JZTZ LLC Debra Ann Ziehm	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	41.43	77.5000%	20111729

MKRESOURCES LLC Margaret Keith	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1, 2, 7, 8, 9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	26.41	77.5000%	20111731
Sub Total - Keith	E/2 Section 25, T6N R90W	44.9075%	335.61	150.71	77.5000%

Quicksilver Resources Joanie Voloshin	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1,2,7,8,9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	8.94	82.500%	20111728

SWEPI thru Quicksilver Resources Joanie Voloshin	T6N-R90W, 6th P.M. Assessor's Tract # 74 Sec 25: Lots 1,2,7,8,9,10,15,16	2/22/2011 - 2014 3 years + 2 yr ext	335.61	8.94	81.000%	20111728

		Ownership %	Gross Acres	Net Acres	NRI% Delivered
West Half of Section 25		100.000%	335.54	335.54	78.5000%
East Half of Section 25		100.000%	335.61	335.61	78.2247%
SECTION 25 TOTAL		100.000%	671.15	671.15	78.3623%

Exhibit B
to
Participation Agreement

Model Form of Operating Agreement

See Exhibit 10.9.

EXHIBIT “C”

ASSIGNMENT

STATE OF COLORADO	)
COUNTY OF	)

KNOW ALL MEN BY THESE PRESENTS, that PetroShare Corp., with an office at _________________, hereinafter referred to as “Assignor”, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the receipt and adequacy of which is hereby acknowledged and full acquittance granted therefor, has granted, sold, conveyed and delivered and does hereby grant, sell, convey and deliver unto U.S. Energy Development Corporation with an office at 2350 North Forest Road, Getzville, NY 14068,  hereinafter referred to as “Assignee”, 25% of Assignor’s right, title and interest in the following properties (real, personal or mixed) and rights (contractual or otherwise) unless expressly reserved or excluded herein, the following being referred to herein collectively as the Assets:

(a)	the oil and gas leases described on Exhibit “A”, attached hereto, in the amounts of the working interests specified thereon (the “Leases”);

(b)
The rights and interests in, to and under, or derived from, all of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the Leases;

(c)
The rights and interests in, to and under, or derived from, all of the presently existing and valid joint operating agreements, oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases and other contracts to the extent they are described on Exhibit “C”, attached hereto (the “Contracts”);

(d)
The rights and interests in and to all personal property and improvements, including without limitation, tanks, buildings, fixtures, machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and/or used or held for use by Seller in connection with the ownership, operation, maintenance and repair of the Leases; and

(f)
The rights and interests in all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Leases or other property described in Exhibit “A” (“Permits”);

TO HAVE AND TO HOLD the Assets, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Assignee, its successors and assigns, forever, subject to the following terms and conditions:

1.     Special Warranty of Title. Assignor represents and warrants that the Assets are free and clear of all liens, encumbrances, security interests or other adverse claims arising by, through or under Assignor, but not otherwise. Assignor shall warrant and defend the title to the Assets conveyed to Assignee against every person whomsoever lawfully claims the Assets or any part thereof by, through, or under Assignor, but not otherwise.

2.     Successors and Assigns. The terms, covenants and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Assets, or any part thereof.

3.     Participation Agreement. This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in that certain Participation Agreement dated  as  of, 2013, by and between Assignor and Assignee (“Participation Agreement”), all of which shall remain in full force and effect in accordance with their terms as set forth therein and shall not be deemed to have been merged with this Assignment. If there is a conflict between the provisions of the Participation Agreement and this Assignment, the provisions of the Participation Agreement shall control the rights and obligations of the parties.

4.     Further Assurances. Assignor and Assignee agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purpose of this Assignment.

5.     Counterparts. This Assignment is being executed in multiple counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one instrument.

ASSIGNOR:
PetroShare Corp.

By: ___________________________________
Name:
Title:

ASSIGNEE:

By:  ____________________________________
Name: Douglas K. Walch
Title: President

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___  day of ___________ , 2013, by ___________ , as ____________________  of PetroShare Corp.

Witness my hand and seal.

My Commission Expires: ____________________	______________________________
Notary Public

STATE OF NEW YORK	)
	)	ss.
COUNTY OF ERIE	)

The foregoing instrument was acknowledged before me this ___ day of ___________ , 2013,  by Douglas K. Walch, as President of U.S. Energy Development Corporation.

Witness my hand and seal.

My Commission Expires: ____________________	______________________________
Notary Public

EXHIBIT “D”

AREA OF MUTUAL INTEREST

See Attached Map

EXHIBIT D

Participation Agreement dated September 30, 2013 by and between US Energy Development Co and PetroShare Corp.

Untitled Map
Grand Encampment
Baggs
Dixon
Moffat
Jackson
5mi
©2013 DrillingInfo, Inc.